Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 92 to Registration Statement No. 002-73133 on Form N-1A of our report dated November 28, 2008 relating to the financial statements and financial highlights of Fidelity Charles Street Trust, including Fidelity Asset Manager 20%, Fidelity Asset Manager 50%, Fidelity Asset Manager 70% and Fidelity Asset Manager 85% , appearing in the Annual Report on Form N-CSR of Fidelity Charles Street Trust for the year ended September 30, 2008, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

December 15, 2008